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                                  EXHIBIT 23.0

                       CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in this Annual Report (Form 10-K) of Thomaston Mills, Inc. of our report dated August 9, 1996, included in the 1996 Annual Report to Shareholders of Thomaston Mills, Inc.

        Our audits also included the financial statement schedule of Thomaston Mills, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

        We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1994 Stock Option Plan, the 1992 Stock Option Plan, the Amended and Restated 1989 Stock Option Plan, and the 1988 Stock Option Plan of Thomaston Mills, Inc. of our report dated August 9, 1996, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) for the year ended June 29, 1996.




                                                        ERNST & YOUNG LLP

Atlanta, Georgia
September 27, 1996